Exhibit 10.7

BRIGHT HEALTH MANAGEMENT INC.

SEVERANCE BENEFITS PLAN
(Updated effective June 1, 2021)

AND

SUMMARY PLAN DESCRIPTION

SECTION 1.	ESTABLISHMENT AND PURPOSE

1.1              Introduction. Bright Health Management Inc. hereby establishes this Severance Benefits Plan (the “Plan”), effective as of January 1, 2021.

1.2              Purpose. The purpose of this Plan is to provide certain employees of the Company or an adopting Affiliate with financial assistance by providing post-termination severance payments if their employment with the Company is terminated under circumstances that render the employee eligible for severance. The benefits provided under this Plan are intended to replace and supersede all other severance, employment agreements, offer letters and/or severance type benefit plans or agreements, formal and informal, of the Company.

SECTION 2.	DEFINITIONS

For purposes of the Plan, unless the context otherwise requires, the following terms have the meanings set out below:

2.1              “Administrator” means the person or persons specified in Section 5.1.

2.2              “Affiliate” means any corporation, including a subsidiary of the Company, or other entity that is treated as a single employer with the Company under Sections 414(b) or 414(c) of the Code.

2.3              “Base Pay” means all regular straight time earnings, exclusive of payments for overtime, shift premiums, incentive compensation and payments, bonuses, commissions, or other compensation, as in effect immediately prior to the Participant’s termination; provided, however, that any reductions in Base Pay following the date of the Change in Control will not be taken into account when determining Base Pay hereunder.

2.4              “Board” means the Board of Directors of the Company, as constituted from time to time.

2.5              “Cause” means, exclusively for the purpose of this Plan, that in the Company’s exclusive judgment, (i) conduct or statements that violate the Company’s employee and member relations standards, including those which require that Company employees treat each other with dignity and respect, (ii) violation of the Company’s standards, policies, or individual directives, regarding the prohibition of unlawful discrimination, harassment or retaliation, (iii) unsatisfactory attendance, conduct, or performance, (iv) violation of the Company’s standards of conduct, (v) violation of any Company or regulatory standard regarding protection of confidential information, and trade secrets, (vi) refusal to satisfactorily perform the duties, responsibilities and obligations of an employee’s position, (vii) dishonesty or other breach of an employee’s duty of loyalty affecting the Company or any customer, vendor or other Company employee, (viii) use of alcohol or prohibited substances in a manner that adversely affects the employee’s performance of the employee’s duties, responsibilities, and obligations as a Company employee, (ix) the employee’s conviction of any crime which has a nexus with the employee’s position, (x) commission of any other willful or intentional act the Company believes may injure the reputation, business or business relationships of the Company and/or the employee, (xi) the existence of any court order or settlement agreement prohibiting the employee’s continued employment with the Company, (xii) insubordination, (xiii) violation of any statutory or regulatory standard applicable to the Company, or violation of any Company policy or procedure, which adversely affects the Company’s legal rights.

2.6              “Change in Control” means the occurrence of any of the following:

(a)               the sale, lease, exchange or other transfer, directly or indirectly, of substantially all of the assets of the Company or an exclusive license granted by the Company of substantially all of its intellectual property (in one transaction or in a series of related transactions) to a person or entity that is not controlled by the Company;

(b)               approval by the stockholders of the Company of any plan or proposal for the liquidation or dissolution of the Company;

(c)               any person becomes after the effective date of the Plan, other than as the result of the sale by the Company of its securities in a financing completed primarily for capital raising purposes, the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 50% of the combined voting power of the Company’s outstanding securities ordinarily having the right to vote at elections of directors; or

(d)               a merger or consolidation to which the Company is a party if the stockholders of the Company immediately prior to effective date of such merger or consolidation have “beneficial ownership” (as defined in Rule 13d-3 under the Exchange Act) immediately following the effective date of such merger or consolidation of securities of the surviving corporation representing 50% or less of the combined voting power of the surviving corporation’s then outstanding securities ordinarily having the right to vote at elections of directors.

Notwithstanding the foregoing, a Change in Control shall not occur unless such transaction constitutes a change in the ownership of the Company, a change in the effective control of the Company, or a change in the ownership of a substantial portion of the Company's assets under Section 409A of the Code.

2.7              “Code” means the Internal Revenue Code of 1986, as amended, and the Treasury Regulations or authoritative guidance promulgated thereunder, and any successor thereto.

2.8              “Committee” means the compensation committee of the Board.

2.9              “Company” means Bright Health Management Inc. and each Affiliate that adopts this Plan.

2.10          “Completed Year of Service” means the completion of twelve (12) months of employment based on the Participant’s date of employment with the Company. A Participant must complete a full twelve (12) months of employment to receive credit for a Completed Year of Service.

2.11          “Employee” means an individual is classified as an employee of the Company or an Affiliate that has adopted the Plan.

2.12          “Excluded Employee” has the meaning provided in Section 3.2.

2.13          “Good Reason” means, without the express written consent of the Participant:

(a)               the assignment to the Participant of any duties that results in a material diminution in such Participant’s position, authority or responsibilities or any other substantial adverse change in such position, authority or responsibilities, that results in a reduction of the Participant’s grade level, excluding an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company as set forth below;

(b)               the material diminution in the Participant’s total compensation (including Base Salary and incentive pay), other than (A) an insubstantial and inadvertent failure remedied by the Company as set forth below, or (B) a reduction in compensation which is applied to all similarly situated employees of the Company in the same dollar amount or percentage; or

(c)               the Company’s requiring the Participant to be based or to perform services at any office or location that is in excess of 50 miles from the principal location of the Participant’s work, except for travel reasonably required in the performance of the Participant’s responsibilities.

Before a termination by the Participant will constitute termination for Good Reason, (i) the Participant must give the Company written notice of the termination within sixty (60) calendar days of the initial occurrence of the event that constitutes Good Reason, (ii) the Company is provided an opportunity to remedy the event or events constituting Good Reason within thirty (30) days after receipt of the notice from the Participant, (iii) the Company fails to cure the event or events constituting Good Reason, and (iv) the Participant terminates employment within sixty (60) days of the end of the Company’s cure period.

2.14          “Participant” means an Employee who satisfies the eligibility requirements of Section 3.

2.15          “Release” means the Release of Claims described in Section 4.6.

2.16          “Severance Period” has the meaning provided under Section 4.1(a).

SECTION 3.	ELIGIBILITY AND PARTICIPATION

3.1              Eligibility. An Employee is eligible for benefits under this Plan if the Employee:

(a)               Is regularly scheduled to work at least thirty (30) hours per week;

(b)               Has completed ninety (90) days of active employment with the Company (or adopting Affiliate);

(c)               Is not an Excluded Employee, as described in section 3.2, with respect to all or a portion of the benefits provided under this Plan;

(d)               Performs all transition and other matters required of the Participant by the Company prior to the date of the Participant’s involuntary termination;

(e)               Has executed an Employee Confidentiality, Assignment of Inventions and Non-Competition Agreement (for Employees at grade level 19 through 24) or an Employee Confidentiality and Assignment of Inventions Agreement (for Employees at grade level 10 through 18);

(f)                Executes, returns and does not revoke the Severance Agreement and Release required under Section 4.6.

3.2              Excluded Employee. An Employee is an Excluded Employee if such Employee is:

(a)               Not employed by the Company (or any adopting Affiliate) at the time of termination;

(b)               Covered by a subsequent written employment agreement that the Company entered into in lieu of providing any benefits under this Plan;

(c)               Offered continued employment with the Company or an Affiliate in a comparable or better position in the same general location;

(d)               Offered and refuses to accept employment in a comparable or better position in the same general location with an organization that acquires the business or assets of the business in which he or she is employed;

(e)               Reassigned to or accepts another position with the Company or an Affiliate;

(f)                Classified by the Company or an Affiliate as a leased, contingent, temporary, contract or part-time employee of the Company or an Affiliate; and

(g)               Identified by the Company as in a class or position that is not eligible to participate in this Plan, provided such exclusion is reflected in a writing that is communicated to such Employee(s).

3.3              Involuntary Termination. An Employee is entitled to severance benefits if such Employee is terminated for reasons determined by the Administrator to be an “involuntary termination” of employment of the Employee by the Company (or an adopting Affiliate) for reasons beyond the Employee’s control or by the Employee for Good Reason, and is not an excluded termination under Section 3.4.

3.4              Terminations Not Covered. For purposes of this Plan, an Employee’s termination of employment is not an involuntary termination if such termination is:

(a)               A termination by the Company or Affiliate for Cause;

(b)               A voluntary termination by an Employee other than for Good Reason;

(c)               A termination by the Employee prior to the date specified by the Company (or adopting Affiliate) for the Employee’s involuntary termination of the Employee’s active employment with the Company or Affiliate;

(d)               A termination on account of the Employee’s death, or disability. For this purpose, “disability” means a determination of disability by the Company’s long term disability carrier or the Social Security Administration.

SECTION 4.	SEVERANCE BENEFITS

4.1              Severance Pay.

(a)               Severance pay will be paid for the number of weeks (the “Severance Period”) determined under the following schedule:

Employee Level	Employee Grade	Severance Pay
Executive Leadership Team (ELT)	23-24	Seventy-eight (78) weeks of base pay plus an amount equal to 1.5 times the Participant’s target bonus, paid over the Severance Period.
Senior Vice President (SVP)	20-22	Fifty-two (52) weeks of base pay plus an amount equal to the Participant’s target bonus, paid over the Severance Period.
Vice President	19	Twenty-six (26) weeks of base pay plus an amount equal to .5 times the Participant’s target bonus amount, paid over the Severance Period.
Director and Senior Director	17-18	Four weeks plus one (1) week for each Completed Year of Service, with a minimum of twelve (12) weeks and a maximum of twenty-six (26) weeks
All other employees	10-16	Four (4) weeks plus one (1) week for each Completed Year of Service, with a maximum of twenty-six (26) weeks

(b)               Severance pay will be paid at regular payroll intervals following the Participant’s last day worked.

(c)               An Employee who does not sign a Release in time for the rescission period to expire within the required 60 day period following termination of employment is not entitled to receive any severance pay.

(d)               Gross severance payments will be made on a bi-weekly basis, distributed in the course of the Company’s regular payroll, subject to applicable payroll withholdings and commencing on the pay date following the date that the Participant’s Release becomes effective following expiration of any applicable rescission periods. Any severance pay that has accrued following termination of employment and prior to the date the Severance Agreement and Release has become effective will be paid with the first payment of severance pay due following the date the Severance Agreement and Release becomes effective and any applicable rescission periods have expired.

(e)               Any severance pay remaining unpaid at the death of a Participant who has unpaid severance payments will be paid in a lump sum to the estate of the Participant as soon as possible following the death, but in no event later than March 15 of the calendar year following the calendar year in which the Participant died.

4.2              COBRA Subsidy. Participants will be entitled to elect and pay for continued coverage under the Company’s group medical, dental and/or vision plans pursuant to Code section 4980B (“COBRA”), in accordance with ordinary plan practices. If Participant was enrolled in the Company’s group medical, dental and/or vision plans at the time of the Participant’s termination of employment and timely elects continuation coverage under COBRA, the Company will, on a monthly basis, directly pay for the amount of the COBRA coverage cost for medical plan coverage that is in excess of the cost of coverage payable by an active employee of the Company for the “benefit subsidy period.” The benefit subsidy period begins immediately following the month active employee coverage terminates on account of the Participant’s termination of employment, and includes the period of time determined under the following schedule:

Employee Level	Employee Grade	Benefit Subsidy Period
Executive Leadership Team (ELT)	23-24	18 months
Senior Vice President (SVP)	20-22	Twelve (12) months
Vice President	19	Six (6) months
Director and Senior Director	17-18	Each calendar month during the Severance Period, with a minimum of three (3) months and maximum of six (6) months
All other employees	10-16	Each calendar month during the Severance Period, with a maximum of six (6) months

Participants will receive the necessary enrollment forms and further information about rights and responsibilities, including the requisite premiums and fees, with respect to the COBRA continuation coverage from the Company’s COBRA administrator shortly after Participant’s date of termination. In order to receive the subsidized COBRA continuation benefits, the Participant must enroll in the COBRA continuation coverage. Following the expiration of benefit subsidy period, the Participant may continue the Participant’s COBRA coverage by paying the full COBRA continuation rates to the extent the Participant remains eligible under COBRA. If the Participant obtains employment and becomes eligible for medical, dental or visions benefits with another employer during the premium subsidy period, the Participant’s premium subsidy period for such benefit coverage shall cease as soon as possible following the date Participant becomes eligible for such benefits with the Participant’s new employer.

4.3              Bonus. If a Participant is at a level of Vice President or higher (Grade 19 – 24), the Participant will be paid a prorated portion of the bonus, if any, payable in accordance with the terms of the applicable Company bonus plan for the calendar year in which the Participant’s termination of employment occurs (other than any requirement that Participant remain employed through the end of the calendar year or at the time of payment), with such proration based on the full calendar months of the Participant’s employment during such year. The prorated bonus will be based on Company performance impacting bonus eligible employees and will be paid at the time the Company pays the bonus to other employees, but not later than March 15th of calendar year following the end of the calendar year in which the Participant’s employment terminated.

4.4              Equity. If a Participant is at a level of Vice President or higher (Grade 19 – 24), any outstanding equity awards subject to time-based vesting will continue vesting during the Severance Period.

4.5              Change in Control. In the event of a termination of employment within twelve (12) months following the occurrence of a Change in Control, the following provisions will apply:

(a)               The severance pay determined under Section 4.1 will be paid in a single lump sum as soon as practicable, but not later than sixty (60) days, following the Participant’s termination of employment;

(b)               For a Participant who is at a level of Senior Vice President or greater (Grade 20-24), the bonus payable under Section 4.3 will be equal to 100% of the Participant’s target bonus amount, and will be paid in a lump sum within sixty (60) days following the Participant’s termination of employment.

(c)               For a Participant who is at a level of Senior Vice President or greater (Grade 20-24), any unvested outstanding equity award subject to time-based vesting shall vest in full at the time of the Participant’s termination of employment.

4.6              Other Benefits. Other benefits may be provided, at the sole discretion of the Administrator, to a Participant who is being terminated.

4.7              Severance Agreement; Release of Claims. In order to be entitled to any severance benefits under this Plan, a Participant must sign a Severance Agreement, and Release of Claims in the form prescribed by the Company, and must not exercise such Participant’s right, if applicable, to revoke that Severance Agreement or Release of Claims, all within 60 days following the Participant’s termination of employment. Executing and not subsequently revoking the Severance Agreement and/or Release of Claims is a pre-condition to be entitled to severance benefits under this Plan. The Severance Agreement and Release of a Participant shall include non-competition, non-solicitation and non-disparagement provisions for the following periods:

Employee Grade	Non-competition, non-solicitation and non-disparagement period
23-24	18 months
19-22	12 months
10-18	For the Severance Period defined in Section 4.1 (a)

4.8              Withholding of Taxes.  The Company may withhold from any taxable amounts payable under this Plan all foreign, federal, state, or other taxes the Company reasonably determines are required pursuant to any law or government regulation or ruling.

4.9              Payment Recovery (Recoupment). Notwithstanding any other provisions of this Plan, the Company may recover, or “claw back,” from Participant any amounts previously paid pursuant to the Plan if, following such payment, the Administrator becomes aware of circumstances existing on the date of payment that could reasonably have been grounds for the Participant’s termination of employment for Cause or if the Participant violates the terms of the Severance Agreement and/or Release of Claims. In order to exercise its payment recovery rights under this Section 4.7, the Administrator must provide notice to the Participant with a demand for repayment (i) within ninety (90) days of the date the Administrator became aware of the circumstances that could reasonably have been grounds for a termination of employment for Cause, and (ii) within twenty four (24) months following payment of the amount subject to recovery.

SECTION 5.	ADMINISTRATION

5.1              Administrator. The Administrator will be responsible for the general supervision of the Plan. The Administrator will also be the named fiduciary of the Plan in accordance with Section 402 of the Employee Retirement Income Security Act of 1974 (ERISA) and therefore will have authority to control and manage the operation and administration of the Plan. The Administrator will perform any and all acts necessary or appropriate for the proper management and administration of the Plan. The Company’s Chief People Officer is the Administrator unless the Committee has designated a person or persons other than its Chief People Officer to be the Administrator. The Committee will be the Administrator if the person or persons so designated cease to be the Administrator.

5.2              Powers of Administrator. The Administrator will have all powers necessary to administer the Plan, including but not limited to interpreting the terms of the Plan.

5.3              Expenses. The Company will bear all administrative costs of the Plan.

5.4              Delegation. The Administrator may delegate any of its duties under the Plan to such individuals or entities from time to time as it may designate.

5.5              Source of Information. The Administrator shall utilize the records of the Company with respect to a Participant’s service with the Company or Affiliates, the Participant’s pay and all other relevant matters and such records shall be conclusive for purposes of the Plan.

5.6              Reports and Records. The Administrator, and others to whom the Administrator or the Committee has delegated duties and responsibilities under the Plan, will keep accurate and detailed records of any matters pertaining to administration of the Plan or compliance with applicable law.

5.7              COVID-19 Pandemic Deadline Extensions. In response to the proclamation declaring that the coronavirus disease (COVID-19) constitutes a National Emergency, federal agencies issued rules extending various deadlines applicable to the Bright Health Management Inc. group medical, dental and vision plans and the Bright Health Management Inc. Severance Benefits Plan. Under these rules, during the COVID-19 Outbreak Period, which began on March 1, 2020, and will end 60 days after the National Emergency officially ends or such other date as the federal agencies later provide, the Outbreak Period is disregarded when calculating (i) the deadline of the Plan Administrator or its delegate to notify a qualified beneficiary of the right to elect COBRA after a COBRA qualifying event; and (ii) a Participant’s deadline associated with the following:

(a)               Electing COBRA;

(b)               Making COBRA premium payments;

(c)               Notifying the Plan Administrator or its delegate of a COBRA qualifying event;

(d)               Notifying the Plan Administrator or its delegate of the Social Security Administration’s determination of disability of you or another qualified beneficiary;

(e)               Filing an ERISA claim for benefits;

(f)                Filing an appeal of a claim denial.

SECTION 6.	AMENDMENT AND TERMINATION

6.1              Amendment. The Company expressly reserves the right, by action of the Committee, to make, from time to time, any amendment to this Plan, including any amendment it determines necessary or desirable, with or without retroactive effect, to comply with the law. Any such amendment shall not adversely affect the right of any Participant who is, or is entitled to begin, receiving benefits under the Plan at the time such amendment is adopted. Such amendment shall be made in writing.

6.2              Termination. The Company reserves the right to terminate the Plan or any portion of the Plan at any time. In the event of the dissolution, merger, consolidation, or reorganization of the Company, the Plan shall terminate unless the Plan is continued by a successor to the Company in accordance with the resolution of such successor’s managing body. Such termination shall not affect any right to benefits that accrued prior to such termination. Such action shall be taken in writing.

SECTION 7.	CLAIMS PROCEDURES

7.1              Initial Claims. In order to file a claim to receive benefits under the Plan, the Participant or the Participant’s authorized representative must submit a written claim for benefits to the Administrator within 60 days after the Participant's termination of employment. Claims should be addressed and sent to Plan’s Administrator at the address indicated in Section 9. If the Participant's claim is denied, in whole or in part, the Participant will be furnished with written notice of the denial within 90 days after the Administrator's receipt of the Participant's written claim, unless special circumstances require an extension of time for processing the claim, in which case a period not to exceed 180 days will apply. If such an extension of time is required, written notice of the extension will be furnished to the Participant before the termination of the initial 90 day period and will describe the special circumstances requiring the extension, and the date on which a decision is expected to be rendered. Written notice of the denial of the Participant's claim will contain the following information:

(a)               the specific reason or reasons for the denial of the Participant's claim;

(b)               references to the specific Plan provisions on which the denial of the Participant's claim was based;

(c)               a description of any additional information or material required by the Administrator to reconsider the Participant's claim (to the extent applicable) and an explanation of why such material or information is necessary; and

(d)               a description of the Plan's review procedure and time limits applicable to such procedures, including a statement of the Participant's right to bring a civil action under Section 502(a) of ERISA following a benefit claim denial on review.

7.2              Appeal of Denied Claims. If the Participant's claim is denied and he wishes to submit a request for a review of the denied claim, the Participant or the Participant’s authorized representative must follow the procedures described below:

(a)               Upon receipt of the denied claim, the Participant (or the Participant’s authorized representative) may file a request for review of the claim in writing with the Administrator. This request for review must be filed no later than 60 days after the Participant has received written notification of the denial.

(b)               The Participant has the right to submit in writing to the Administrator any comments, documents, records or other information relating to the Participant’s claim for benefits.

(c)               The Participant has the right to be provided with, upon request and free of charge, reasonable access to and copies of all pertinent documents, records and other information that is relevant to the Participant’s claim for benefits.

(d)               The review of the denied claim will take into account all comments, documents, records and other information that the Participant submitted relating to the Participant’s claim, without regard to whether such information was submitted or considered in the initial denial of the Participant’s claim.

7.3              Administrator's Response to Appeal. The Administrator will provide the Participant with written notice of its decision within 60 days after the Administrator's receipt of the Participant's written claim for review. There may be special circumstances which require an extension of this 60 day period. In any such case, the Administrator will notify the Participant in writing within the 60 day period and the final decision will be made no later than 120 days after the Administrator's receipt of the Participant's written claim for review. The Administrator's decision on the Participant's claim for review will be communicated to the Participant in writing and will clearly state:

(a)               the specific reason or reasons for the denial of the Participant's claim;

(b)               reference to the specific Plan provisions on which the denial of the Participant's claim is based;

(c)               a statement that the Participant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, the Plan and all documents, records and other information relevant to the Participant’s claim for benefits; and

(d)               a statement describing the Participant's right to a final dispute resolution under Section 7.5.

7.4              Limitations on Legal Actions. A Participant or Employee who fails to complete the appeal procedures of Section VII will be barred from asserting the Participant’s claim for severance benefits in any judicial or administrative proceeding. No legal action by be brought more than six (6) months following the Administrator’s final benefit determination.

7.5              Final Dispute Resolution.

(a)               Any and all claims and disputes under the Plan (including but not limited to claims and disputes regarding interpretation, scope, or validity of the Plan, and any pendant state claims if not otherwise preempted by ERISA) must follow the claims procedures described above, before a Participant may take action in any other forum regarding a claim for benefits under the Plan. Furthermore, any action a Participant initiates under the Plan must be brought in accordance with this provision and must be brought within six (6) months of a final determination on the claim for benefits under these claims procedures, otherwise the Participant’s benefit claim will be deemed permanently waived and abandoned and the Participant will be precluded from reasserting it.

(b)               In the event of any such further dispute, claim, question, or disagreement arising out of or relating to this Plan, the Participant shall use Participant’s best efforts and the Company shall use its best efforts to settle such dispute, claim, question, or disagreement. To this effect, the Participant and the Company shall consult and negotiate with each other, in good faith, and, recognizing mutual interests, attempt to reach a just and equitable resolution satisfactory to both parties.

(c)               If the Participant and the Company do not reach a resolution within a period of 30 days, then such unresolved dispute, claim, question, or disagreement, upon notice by any party to the other, shall be submitted to and finally settled by arbitration in accordance with the Streamlined or Comprehensive Arbitration Rules and Procedures (the “Rules”) of the Judicial Arbitration and Mediation Service (“JAMS”) in effect at the time demand for arbitration is made by any such party. The parties shall mutually agree upon a single arbitrator within 30 days of such demand. In the event that the parties are unable to so agree within such 30-day period, then within the following 30-day period, the parties will request from JAMS a list of qualified arbitrators and will select an arbitrator in accordance with the Rules. Unless otherwise mutually agreed, the arbitrator shall be a practicing attorney with at least 15 years of experience and at least five years of experience as an arbitrator. Arbitration shall occur in the JAMS office closest to Minneapolis, Minnesota or such other location as may be mutually agreed by the parties.

(d)               All awards made by the arbitrators shall be final and binding, and judgment may be entered based upon such award in any court of law having competent jurisdiction. Any such award is subject to confirmation, modification, correction, or vacation only as explicitly provided in Title 9 of the United States Code (the “Federal Arbitration Act”). The parties acknowledge that this Plan evidences a transaction involving interstate commerce. The Federal Arbitration Act and the Rules shall govern the interpretation, enforcement, and proceedings pursuant to this provision. Any provisional remedy that would be available from a court of law shall be available from the arbitrator to the parties to this Plan pending arbitration. Either party may make an application to the arbitrators seeking injunctive relief to maintain the status quo, or may seek from a court of competent jurisdiction any interim or provisional relief that may be necessary to protect the rights and property of that party, until such times as the arbitration award is rendered or the controversy otherwise resolved. To the extent consistent with applicable law, the arbitrator may award fees and costs to the successful party.

(e)               By participating in the Plan, you are agreeing to binding arbitration of any disputes that may arise relating to the Plan and waiving your right to a jury trial.

SECTION 8.	MISCELLANEOUS

8.1              Applicable Law. The Plan is intended to be construed and all rights and duties are to be governed, in accordance with the laws of the State of Minnesota, without reference to its choice of law rules and except to the extent such laws are preempted by the laws of the United States of America.

8.2              Venue. All litigation in any way related to the Plan (including but not limited to any and all claims brought under ERISA, such as claims for benefits and claims for breach of fiduciary duty) must be brought, as appropriate, in the United States District Court for the District of Minnesota sitting in Hennepin County, State of Minnesota, or in the state courts located in Hennepin County, State of Minnesota.

8.3              Alienation. No benefit due at any time under this Plan is to be subject in any manner to alienation, sale, transfer, assignment, pledge, attachment or encumbrance of any kind.

8.4              No Employment or Other Service Rights. Nothing in the Plan shall confer upon any Participant any right to continue to serve the Company or an Affiliate or interfere in any way with the right of the Company or any Affiliate to terminate the Participant's employment or service at any time with or without notice and with or without Cause.

8.5              Successors and Assigns. The Plan will be binding upon and will inure to the benefit of the Company and its successor(s) and assign(s).

8.6              General Assets; Trust. All amounts provided under the Plan shall be paid from the general assets of the Company and no separate fund shall be established to secure payment.

8.7              Severability. If any provision of this Plan is declared or determined by any court to be illegal or invalid, and cannot be reformed or modified by the court to make the provision valid and enforceable, the validity of the remaining parts, terms or provisions shall not be affected thereby and the illegal or invalid part, term or provision will be deemed not to be a part of this Plan.

8.8              Compliance with Section 409A. The Company intends that the Plan be exempt from the requirements of Section 409A of the Code, or if not exempt, to comply with the requirements of Section 409A and the Plan shall be construed and operated consistent with and to give full effect to such intent. Notwithstanding anything in the Plan to the contrary, if a payment under this Plan is considered deferred compensation subject to Section 409A of the Code and the Participant is a “specified employee” (as such term is defined under Section 409A of the Code and applicable regulations) as of the date of the Participant’s termination of employment, then no distribution of such amounts shall be made until the first payroll date of the seventh month following the Participant's termination (or, if earlier, upon the date of the Participant's death). Any suspended payments to which a specified employee is entitled under the Plan shall be accumulated and paid in a lump sum payment on the date payment is permitted under the preceding sentence. Any reference in this Plan to a Participant’s termination of employment shall mean the Participant has also experienced a “separation from service” as defined in under Section 409A of the Code and applicable regulations. Notwithstanding anything in the Plan to the contrary, the Company makes no guarantee of any tax result with respect to the payments hereunder, and each Participant is fully responsible for all individual income and employment taxes owed upon any payment made to the Participant.

SECTION 9.	GENERAL ADMINISTRATIVE INFORMATION

Plan Name:	Bright Health Management Inc. Severance Benefits Plan
Plan Number:	550
Plan Sponsor:	Bright Health Management Inc. 219 North 2nd Street, Suite 401 Minneapolis, MN 55401 612-238-1321
EIN:	47-4991296
Type of Plan:	Welfare plan providing for severance benefits
Plan Year:	January 1 to December 31.
Plan Administrator/Claims Administrator:	The Plan Sponsor noted above.
Funding:	Benefits and plan expenses are self-funded and paid from general corporate assets.
Agent for Service of Legal Process:	The Plan Sponsor’s General Counsel, who may be contacted at the address of the Plan Sponsor listed above, is the agent for service of legal process with respect to this Plan. Service of process may also be made on the Plan Administrator.

SECTION 10.	ERISA RIGHTS

As a Participant in the Bright Health Management Inc. Severance Benefits Plan, you are entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974 (“ERISA”).

ERISA imposes duties upon the people who are responsible for the operation of the Plan. The people who operate your plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of you and the other Plan Participants. No one, including your employer or any other person, may discriminate against you in any way to prevent you from obtaining a benefit or exercising your rights under ERISA. If your claim for a benefit is denied in whole or in part, you must receive a written explanation of the reason for the denial. You have the right to have the Administrator review and reconsider your claim.

Under ERISA, there are steps you can take to enforce the above rights. If you have a claim for benefits which is denied or ignored, in whole or in part, you may initiate arbitration as provided in Section 7.5 Final Dispute Resolution after you have exhausted the claims procedure. If it should happen that fiduciaries of the Plan misuse the Plan’s money, or if you are discriminated against for asserting your rights, you may seek assistance from the United States Department of Labor, or you may initiate arbitration as provided in Section 7.5 Final Dispute Resolution after you have exhausted the claims procedure. The arbitrator will decide who should pay court costs and legal fees. If you are successful, the arbitrator may order the person you have sued to pay these costs and fees. If you lose, the arbitrator may order you to pay these costs and fees (for example, if it is found that your claim is frivolous).

If you have any questions about the Plan, you should contact the Administrator. If you have any questions about this statement or about your rights under ERISA, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Office of Outreach, Education and Assistance, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210.

The Company reserves the right to amend, reduce, modify, interpret or discontinue all or part of this Plan.

The Administrator’s determinations regarding coverage, claims, and all other aspects of the Plan are binding. The Administrator has complete discretionary power and authority with respect to all Plan matters, including eligibility and benefits, factual determinations, and interpretation of Plan provisions. A Plan benefit is not payable unless the Administrator determines that it is. The Administrator may delegate its authority to Plan service providers.

No clerical error or other mistake will create a right to Plan benefits. The terms of the Plan may not be amended by oral statements made by the Company, the Administrator, or any other person. In the event an oral statement conflicts with any terms of the Plan, the Plan terms will control.